UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 17, 2014

The Finish Line, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-20184	35-1537210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3308 North Mitthoeffer Road Indianapolis, Indiana		46235
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 317-899-1022

Not Applicable
_________________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2014, the company held its 2014 Annual Meeting of Shareholders, at which the company’s shareholders approved The Finish Line, Inc. 2009 Incentive Plan, as amended and restated (the “Restated 2009 Plan”). The principal purposes for the approval of the Restated 2009 Plan are to continue to give the company the flexibility to award qualified performance-based compensation, the deductibility of which will not be limited by Section 162(m) of the Code, and, at the same time, effect various amendments to the plan.

In this regard, the principal amendments embodied in the Restated 2009 Plan include: (i) a revision of the “Cause” definition to clarify that breaches of fiduciary duty, fraud, misappropriation, and other crimes of moral turpitude fall within the definition, and to provide a cure period for participants for breaches of covenants set forth in any agreement between the company and a participant; (ii) elimination of references to Class B Common Stock, which is no longer an outstanding class of capital stock of the company; (iii) a provision that in the event a participant’s employment is terminated, all bonus awards will be forfeited by the participant, except as otherwise provided by the Compensation Committee; (iv) revisions to the definition of “Change in Control” and the Change in Control provisions, including automatic accelerated vesting; (v) revisions to the definition of “Performance Measure” to add the following items the Committee may include in or exclude from the definitions of the performance criteria used in connection with the grant of performance awards: stock compensation; bonuses for officers, senior management and corporate management, and professionals; and executive severance of a material nature (in excess of $500,000); (vi) for purposes of determining the limitations on the number of awards that may be granted under the plan in any particular period, a change to the determination period from any period of 12 consecutive months to the company’s fiscal year; (vii) an increase in the aggregate annual amount of bonus award compensation that could be paid to any covered employee from $2.5 million to $4.0 million; and (viii) a provision that any payments to a participant under the plan which the company elects to delay because such payments would not be deductible by the company under Section 162(m) of the Code will be automatically transferred to the company’s then applicable NQDC Plan and invested pursuant to the terms thereunder.  In addition, a recoupment policy was added to the Restated 2009 Plan.  As such, all awards and payments made under the Restated 2009 Plan are subject to repayment to the company under any clawback or recoupment policy established by the Board.

The company’s Board of Directors adopted and approved the Restated 2009 Plan on April 16, 2014, which is the deemed effective date of the 2009 Restated Plan now that shareholder approval has been obtained. The foregoing description of the Restated 2009 Plan and the amendments approved by the company’s shareholders at the Annual Meeting are summarized in greater detail in the company’s definitive proxy statement for the 2014 Annual Meeting filed with the Securities and Exchange Commission on June 6, 2014 under the caption “Approval and Adoption of The Finish Line, Inc. 2009 Incentive Plan, as Amended and Restated,” which summary is incorporated by reference herein.  Moreover, the foregoing description of the Restated Plan and the amendments to the plan embodied therein are qualified in their entirety by reference to the full text of the 2009 Restated Plan, a copy of which is filed as Exhibit 99.2 to this Form 8-K and incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The company held its 2014 Annual Meeting of Shareholders on July 17, 2014. The shares voted at the Annual Meeting, present in person or by proxy, constituted 94.4% of our shares outstanding and entitled to vote. The company’s shareholders voted on the following proposals:

(i) The election of three Class I directors to serve on the company’s Board of Directors until the 2017 Annual Meeting of Shareholders:

Director	For	Withheld	Broker Non-Votes
Glenn S. Lyon	41,365,451	1,087,615	3,397,599
Dolores A. Kunda	41,943,753	509,313	3,397,599
Torrence Boone	42,020,633	432,433	3,397,599

(ii) Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the company’s fiscal year ending February 28, 2015:

For	Against	Abstain	Broker Non-Votes
45,280,101	534,600	35,964	—

(iii) Approval of a non-binding advisory resolution approving the compensation of the company’s named executive officers:

For	Against	Abstain	Broker Non-Votes
40,854,612	1,547,739	50,715	3,397,599

(iv) Approval of The Finish Line, Inc. 2009 Incentive Plan, as amended and restated:

For	Against	Abstain	Broker Non-Votes
39,520,198	2,903,497	29,371	3,397,599

Item 8.01 Other Events.

On July 17, 2014, Mr. William Carmichael was appointed by the independent directors of the company as Lead Director of the Board for an annual term. Mr. Carmichael has been a Board member since 2003 and will continue to serve as Chairman of the Audit Committee.

On July 17, 2014, the company announced a cash dividend of $0.08 per share of the company's common stock. The cash dividend will be payable on September 15, 2014 to shareholders of record as of August 29, 2014.

Information regarding the dividend is included in the copy of the press release issued on July 17, 2014 and attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued July 17, 2014
99.2	The Finish Line, Inc. 2009 Incentive Plan, as amended and restated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

The Finish Line, Inc.

Date: July 17, 2014	By:	/s/ Edward W. Wilhelm
	Name:	Edward W. Wilhelm
	Title:	Executive Vice President, Chief Financial Officer

4